Exhibit 2
Joint Filing Agreement
     Pursuant to Rule 13d-1(k) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that Amendment No. 2 to the Statement on Schedule 13D to which this Exhibit 2 is attached, and any subsequent amendments thereto, are filed on behalf of each of them.

Date: December 8, 2008	/s/ Kevork S. Hovnanian Kevork S. Hovnanian

Date: December 8, 2008	KEVORK S. HOVNANIAN
FAMILY LIMITED PARTNERSHIP

/s/ Peter S. Reinhart Name: Peter S. Reinhart
Title: Managing General Partner

Date: December 8, 2008	/s/ Sirwart Hovnanian Sirwart Hovnanian

Date: December 8, 2008	/s/ Peter S. Reinhart Name: Peter S. Reinhart, as Trustee of the Sirwart Hovnanian 1994 Marital Trust